EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on the consolidated financial statements of Mutual Bancorp of the Berkshires and Subsidiary dated February 18, 2005, except for Note 18 as to which the date is June 15, 2005, appearing in the 424(b)(3) Prospectus, filed September 20, 2005.

Wolf & Company, P.C.

/s/ Wolf & Company, P.C.
Boston, Massachusetts November 17, 2005